Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES OCTOBER CASH DISTRIBUTION

DALLAS, Texas, October 19, 2018 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.055098 per unit, payable on November 15, 2018, to unit holders of record on October 31, 2018.

This month’s distribution increased from the previous month due to a decrease of LOE expenditures relating to substantive workover expense for the previous month, which in turn, through the allocation of the Trust’s production from the underlying properties, resulted in an increase in both oil and gas production allocated to the Trust’s interest for the Waddell Ranch properties. This was offset by a decline in the pricing of both oil and gas. The Texas Royalty Properties saw a slight decrease in the production of oil that was offset by a slight increase in gas production. There was a decline in the pricing of both oil and gas for the month.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 50,357 barrels of oil and 267,841 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 19,970 barrels of oil and 106,900 Mcf of gas. The average price for oil was $55.16 per bbl and for gas was $3.61 per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,797,309. Deducted from these would be the Lease Operating Expense (LOE) of $1,584,047, taxes of $251,443 and Capital Expenditures (CAPEX) of $9,892 totaling $1,845,382 resulting in a Net Profit of $1,951,927 for the month of September. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,463,945 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	50,357	267,841	19,970	106,900*		$55.16	$3.61**
Texas Royalties	21,324	22,399	18,440	19,354*		$58.15	$6.71**

Prior Month
Waddell Ranch	49,076	303,074	16,679	104,211*		$60.40	$3.87**
Texas Royalties	21,816	21,042	18,963	18,251	*	$59.48	$6.87	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 21,324 barrels of oil and 22,399 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 18,440 barrels of oil and 19,354 of of gas. The average price for oil was $58.15 per bbl and for gas was $6.71 per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,390,234. Deducted from these were taxes of $174,014 resulting in a Net Profit of $1,216,220 for the month of September. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,155,409 to this month’s distribution.

General and Administrative Expenses deducted for the month were $53,093 resulting in a distribution of $2,568,087 to 46,608,796 units outstanding, or $0.055098 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2018, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:    Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839